SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	January 23, 2007
(Date of earliest event reported)	January 18, 2007

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In January 2002, we adopted our Annual Officer Incentive Plan (the AOIP) and we have previously filed a copy of the AOIP with the Securities and Exchange Commission. The AOIP provides that certain of our officers may receive cash incentive awards based on their individual performance, our performance and profitability and the performance of our particular business units. The corporate and business unit criteria and individual performance criteria are established annually by the Executive Compensation Committee of our Board of Directors (the Committee). The Committee also establishes annual target awards for each officer.

On January 18, 2007, the Committee established and our Board of Directors ratified the corporate performance criteria for incentive awards under the AOIP for 2007. The corporate performance criteria for 2007 is based on our return on invested capital (ROIC) and our earnings per share (EPS), both exclusive of the cumulative effect of accounting changes.

Under the AOIP for 2007, 50 percent of the performance measure is based on our ROIC. Our actual ROIC for 2007 will be compared with the threshold, target and maximum levels established by the Committee. No incentive amount will be paid based on this performance measure if our actual ROIC for 2007 is below the threshold level established by the Committee. Also, the incentive payment based on our ROIC cannot exceed 150 percent of the target level established by the Committee, weighted at 50 percent.

In addition, under the AOIP for 2007, the remaining 50 percent of the performance measure is based on our EPS. Our actual EPS for 2007 will be compared with the threshold and target levels established by the Committee. No incentive amount will be paid based on this performance measure if our actual EPS for 2007 is below the threshold level established by the Committee. Also, the incentive payment based on our EPS cannot exceed 50 percent of the targeted payment, weighted at 50 percent.

If the maximum ROIC and the target EPS are achieved or exceeded, then an officer’s incentive award may be 200 percent of the officer’s target award. After taking into account the achievement based on this corporate performance criteria, the Committee has the authority to adjust the amount of the award, based on business unit criteria and individual performance criteria.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date: January 23, 2007	By:	/s/ Curtis Dinan
Curtis Dinan Senior Vice President, Chief Financial Officer and Treasurer

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